EXHIBIT 2
EXECUTION COPY

AGREEMENT

THIS AGREEMENT (the "Agreement") is made and entered into as of this   3   day of September, 2010 by and between ASSECO POLAND S.A., a Polish joint-stock company with its registered seat in Rzeszów, the Republic of Poland, Olchowa 14, 35-322 Rzeszów, entered into the Register of Business Entities maintained by the District Court for Rzeszów, XII Commercial Division of the National Court Register, under number 0000033391 (the "Company") and MR. GUY BERNSTEIN, holder of Israeli ID number 023578354 residing at 3 Hakalanit Street, Magshimim, Israel ("Bernstein"). The Company and Bernstein shall be collectively referred to as the "Parties" and each of them separately shall be referred to as a "Party".

WHEREAS, simultaneously with the execution of this Agreement, the Company is executing a share purchase agreement with Emblaze Ltd. ("Emblaze") (the "Share Purchase Agreement"), under which the Company is purchasing  from Emblaze 6,687,642 Ordinary Shares, nominal value NIS 1.00 each of Formula Systems (1985) Ltd. ("Formula" and the "Emblaze Transaction", respectively);

WHEREAS, the Company wishes to give Bernstein an option, exercisable at its sole discretion, to sell to the Company, simultaneously with or shortly after the closing of the Emblaze Transaction 135,960 Ordinary Shares of Formula, representing 1% of the issued and outstanding share capital of Formula on the date hereof; and

WHEREAS, the Parties wish to set forth the terms and conditions for such option and sale, and their other mutual obligations in connection therewith.

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.
The Option.  Subject to the terms and conditions hereof, Bernstein shall have the right, at or shortly after the closing of the Emblaze Transaction (the "Exercise Date"), to sell to the Company 135,960 Ordinary Shares of Formula (the "Option Shares") at a price of $20.805 per share (the "Option").

2.
Notice of Exercise. The Company shall provide Bernstein a written notice of the anticipated closing date of the Emblaze Transaction, promptly after becoming aware of such date. Bernstein may, in its sole discretion, provide the Company written notice of exercise of the Option no later than the Exercise Date.

3.	Exercise of Option; Closing.

3.1.
In the event the Option is exercised as provided in Section 2, then the closing of the sale of Formula shares under the Option shall occur simultaneously with or within two business days after the closing of the Emblaze Transaction (the "Option Closing").

3.2.
At the Option Closing, the following transactions shall occur and the following documents shall be delivered, which transactions shall be deemed to take place and documents shall be deemed to have been executed simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

(a)
Bernstein shall deliver to the Company the Option Shares, or deliver to the Company a written confirmation from his bank or broker, that the Option Shares have been irrevocably transferred in an “off-market” transaction, to the Company's account, which details shall be provided to Bernstein promptly after he delivers the notice under Section 2.

(b)
 The Company shall deliver to Bernstein's bank account (the details of which shall be set forth in the notice provided under Section 2 above), the aggregate consideration for the Option Shares (an amount of $2,828,647.8) (the "Consideration").

4.
Transfer Taxes; Tax Withholding. All taxes imposed upon Bernstein as a result of the sale of the Option Shares to the Company (including capital gains on such) will be borne and paid by Bernstein.  The Company shall be entitled to deduct and withhold from the Consideration such amounts as the Company in good faith determines may be required to be deducted or withheld therefrom under the Income Tax Ordinance of Israel [New Version], as amended or under the regulations promulgated thereunder; provided that with respect to any such withholding, the Company shall act in accordance with any tax withholding ruling or exemption from the Israeli Tax Authority, if obtained and delivered to the Company prior to Option Closing. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to Bernstein.

5.
Bernstein's Representations and Warranties. Bernstein hereby represents and warrants to the Company as follows (it being explicitly agreed that no other representations or warranties are made by Bernstein, or may be implied from his position with Formula):

5.1.	Bernstein has legal capacity to execute and deliver this Agreement and to perform all of its obligations hereunder.

5.2.	Bernstein has (or will have, at the Option Closing) good and valid title to all of the Option Shares.

5.3.	The Option Shares shall have been, as of the Option Closing, purchased by Bernstein on the applicable stock exchange, and are freely marketable.

6.	Company's Representations and Warranties. The Company hereby represents and warrants to Bernstein as follows:

6.1.	The Company is a public company duly organized and validly existing under the laws of Poland.

6.2.
The Company has full corporate power and authority (including the approvals of all applicable corporate organs) to execute and deliver this Agreement, to perform its obligations hereunder, to consummate the transactions contemplated hereby and to purchase the Option Shares pursuant to the provisions of this Agreement, and no further consent or authorization of the Company or any third party is or will at the Option Closing be required. The execution, delivery and consummation by the Company of this Agreement have been duly authorized by the Company and all actions on the part of the Company and its relevant corporate organs necessary for the authorization, execution, delivery of and performance of all obligations of the Company under this Agreement have been taken; and no further consent or authorization of the Company, of any of its corporate organs or of any third party, is or will be required at the Option Closing.

6.3.
This Agreement has been duly executed and delivered by the Company, and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity.

6.4.
For any cause and purpose, in any matter stemming from this Agreement and the relationship between the Company and Bernstein hereunder, the Company accepts its submission to the Israeli laws and the jurisdiction of the competent Courts of the State of Israel. The Company is advised and represented by its Israeli lawyers and is fully familiar and accepts all the legal implications of this Agreement and the acceptance of Israeli Law and jurisdiction.

6.5.
Purchase on "as is" Basis. The Company hereby acknowledges that Bernstein is currently the CEO of Formula, and thus may have additional information with respect thereto, which has not been provided to the Company. The Company further acknowledges that it is acquiring the Option Shares on an "as-is" basis, without reliance on any representations and warranties by Bernstein (or reliance on the fact that the information in the Company's possession is complete) and, subject to Bernstein's representations under Section 5, by signing this Agreement the Company is waiving any and all claims that it has or may have in the future with respect to the Option Shares or the condition of Formula.

7.
Public Announcements.  No press release or announcement concerning the Option or this Agreement will be issued by the Company or Bernstein or any affiliate thereof without the prior written consent of Bernstein or the Company, respectively, except as such release or announcement may be required by applicable law, rule or regulation (including the rules of any stock exchange) or under this Agreement, in which case the Party required to make the release or announcement will allow the opposing Party reasonable time (subject to the timing required under the applicable law for such release or announcement to be made) to comment on such release or announcement in advance of such issuance and shall incorporate into such press release or announcement all of the opposing Party’s reasonable comments thereto.

8.	Termination. This Agreement shall be terminated and all transactions hereunder abandoned upon the termination of the Share Purchase Agreement.

9.	Expenses. Each Party hereto shall pay its own expenses in connection with the negotiation and preparation of this Agreement and the consummation of the Option Closing hereunder.

10.
Notices.  All notices required or permitted hereunder to be given to a Party pursuant to this Agreement shall be in writing and shall be deemed to have been duly given to the addressee thereof (i) if hand delivered on a business day, on the day of delivery and if not on a business day on the following business day, (ii) if given by facsimile transmission on a business day, on the day on which such transmission is sent and confirmed and if not on a business day on the following business day, (iii) if mailed by registered mail, return receipt requested, five business days following the date it was mailed, to such Party’s address as set forth below or at such other address in Israel as such Party shall have furnished to the other Party in writing to their address in the preamble to this Agreement.

11.
Waiver.  Any waiver hereunder must be in writing, duly authorized and signed by the Party to be bound, and shall be effective only in the specific instance and for the purpose for which it was given.  No failure or delay on the part of Bernstein or the Company in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

12.	Amendments. This Agreement may be amended or modified in whole or in part only by a duly authorized written agreement that refers to this Agreement and is signed by both Parties.

13.
Counterparts.  This Agreement may be executed in counterparts and by facsimile signature, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument

14.
Governing Law; Jurisdiction.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Israel without regard to the conflict of laws provisions thereof. Any dispute arising under or with respect to this Agreement shall be resolved exclusively in the appropriate court in Tel Aviv, Israel and each of the parties hereby irrevocably submits to the exclusive jurisdiction of such court.

The Company agrees and appoints irrevocably Gornitzky & Co., 45 Rothschild Blvd., Tel Aviv, 65784, Israel, as its agent for service of process and of any court related documentation and proceedings and to whom service of such documents and proceedings may be made, as if made to the Company itself. Each party hereby waives any claim and undertakes not to make any claim or argument that Israeli courts are not the appropriate forum for any legal proceedings or that Israeli courts are forum non conveniens.

15.
Severability.  If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

16.
Manner of Payment. All payments that are paid pursuant to this Agreement shall be paid in U.S. Dollars.  All payments shall be made by initiating such payment on a banking day, before 11.00 a.m., Israel time, by bank wire transfer in immediately available funds, marked for attention as indicated.

17.
Successors and Assigns.  Neither Party shall assign or transfer any of its rights or obligations hereunder without the written consent of the other Party.  Any conveyance, assignment or transfer requiring prior written consent which is made without such consent will be void ab initio.  The provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns under law, heirs, executors, and administrators of the Parties.

[Signature page to follow]

IN WITNESS WHEREOF, Bernstein and the Company have each caused this Agreement to be duly executed as of the date first above written.

 /s/  Guy Bernstein

Guy Bernstein

Asseco Poland S.A.

By:   /s/  Adam Góral

Name:  Adam Góral

Title:    President of Management Board

[Signature page to Agreement, dated September 3, 2010]